EXHIBIT 99.1

N E W S R E L E A S E	2621 West 15th Place Chicago, IL 60608 _________________________ For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL REPORTS THIRD QUARTER 2005 EARNINGS

Chicago, Illinois – October 27, 2005 – Ryerson Tull, Inc. (NYSE: RT) today reported net income of $33.9 million, or $1.30 per diluted share, for the third quarter ended September 30, 2005, compared with $17.4 million, or $0.68 per diluted share, for the third quarter of 2004. For the first nine months of the year, the company reported earnings per diluted share of $3.70 in 2005, compared to $1.97 in 2004.

The third quarter of 2005 reflected the contribution from Integris Metals, Inc., which was acquired on January 4, 2005. The quarter also included:

•	A pretax pension curtailment gain of $21.0 million, or $0.49 per share, on freezing Integris Metal’s non-union plan;

•	A pretax gain on the sale of property of $6.6 million, or $0.15 per share;

•	A pretax restructuring charge of $0.3 million, or $0.01 per share;

•	And a $2.1 million, or $0.08 per share, favorable income tax adjustment.

The third quarter of 2004 included:

•	A pretax restructuring charge of $3.0 million, or $0.07 per share;

•	A pretax gain of $2.3 million, or $0.05 per share, on the sale of property;

•	And a $2.3 million after-tax, or $0.09 per share, positive income adjustment associated with a discontinued operation.

“We posted a solid third quarter, even when compared with the year-ago quarter’s peak historic pricing for carbon flat rolled. Pricing and demand trends across our product lines were mixed. And the third quarter is seasonally slower than the first half of the year,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “The acquisition of Integris continues to provide benefits as we capture cost savings and adopt best practices from both organizations. We made excellent progress reducing inventory and debt levels. And, as demonstrated by the gains described above, we are capitalizing on opportunities to sell excess assets and reduce our expense structure.”

Third quarter 2005 sales of $1.4 billion increased 57.6 percent from the third quarter of 2004, due to the acquisition of Integris, and declined 6.8 percent, sequentially,

October 27, 2005

from the second quarter of 2005. For the third quarter of 2005, tons shipped increased 24.4 percent, and the average selling price increased 26.6 percent, year-over-year. Sequentially, tons shipped declined 2.3 percent, and the average selling price per ton declined 4.7 percent from the second quarter of 2005.

Gross profit per ton was $270 in the third quarter of 2005, compared with $213 in the third quarter of 2004 and $284 in the second quarter of 2005. Gross margins of 16.9 percent in the third quarter of 2005 compared with 16.8 percent in both the second quarter of 2005 and the third quarter of 2004. Operating expenses per ton of $190, compared with $210 in the prior period and $170 in the year-ago period, were favorably affected by the pension curtailment gain and the gain on sale of property in the third quarter of 2005.

Interest expense was $19.9 million in the third quarter of 2005, compared with $20.6 million in the second quarter of 2005, and $6.0 million in the third quarter of 2004. The year-over-year increase reflects higher debt levels needed to fund the acquisition of Integris Metals and higher working capital requirements. The acquisition of Integris remained accretive to earnings in the third quarter.

Comparing the third quarter of 2005 with pro forma third quarter 2004 data—which assumes that the acquisitions of J&F Steel and Integris Metals had occurred on January 1, 2004—net sales declined 1.4 percent, year-over-year, on a 2.2 percent decline in tonnage. Gross profit was essentially unchanged. Operating profit increased $14.7 million. This change included the $21.0 million pension curtailment gain and the $6.6 million gain on sale of property. These gains were partially offset by the cost to align employee benefits, and by inflationary pressures on expenses, particularly energy-related.

Integris Integration

“Based on detailed plans for the integration of Integris and the success of our efforts to date, we now believe we can achieve annualized cost savings in excess of $50 million, compared with our original estimate of $30 million,” added Novich. “And we continue to pursue ways to maximize the value of the combination.”

The integration will include an overall workforce reduction of approximately 400 employees and the consolidation of an estimated 20 service centers. Completion of the

October 27, 2005

process is expected to include restructuring charges of $7 million to $11 million, as well as operating expenses—primarily for physical relocation of equipment and inventory—of $5 million to $8 million. Most of these restructuring charges and implementation expenses are likely to occur in 2006.

As previously disclosed, the multi-year program to upgrade the company’s technical capabilities and consolidate multiple software platforms into a single, integrated platform, using software from SAP, will be implemented across Integris and J&F. To reflect the expanded scope and timeframe, the company now anticipates total expenditures of $65 million for the company-wide conversion, $32 million of which are capital expenditures, with completion by the end of 2008. Through the third quarter of 2005, the company has already spent $28 million, $21 million of which were capital expenditures. “Extending the implementation of SAP to all facilities will enable us to integrate our service centers and corporate offices and eliminate Integris’ standalone IT costs, significantly reducing total expenses,” stated Novich.

Financial Condition

In the third quarter of 2005, Ryerson Tull generated cash flow from operations of $177 million, after a voluntary pension fund contribution of $10 million. The company reduced debt by $167 million during the quarter, primarily driven by a $140 million reduction in inventory. As a result, the company ended the third quarter of 2005 with a debt-to-capital ratio of 67.1 percent, compared to 71.7 percent at the end of the second quarter. Availability under its credit facility increased to approximately $409 million at the end of the third quarter, up from $242 million at the end of the second quarter of 2005. “While we expect the pace of the inventory reduction to slow, we will continue to emphasize working capital management and utilize cash flow to pay down debt,” continued Novich.

Outlook

“The fourth quarter is our seasonally slowest of the year, driven by customers’ year-end shutdowns and fewer ship days—60 compared to 64 in the third quarter of 2005,” concluded Novich. “However, we expect the economy and the overall metals market to remain healthy through the fourth quarter and into 2006. And beyond the

October 27, 2005

consolidation of the two companies, we remain committed to continuously improving our cost structure and customer service, and driving growth from our national marketing program. These serve to enhance our competitive position and long-term prospects.”

Additionally, in the fourth quarter, the company expects to record a one-time reduction in gross profit of an estimated $5 million to $15 million, related to implementation of a uniform LIFO inventory accounting method. The company believes the adoption of this LIFO accounting method for its U.S. operations will result in a better matching of material costs with revenues and facilitate the integration of operations.

Note: Ryerson Tull will conduct a conference call to discuss third-quarter results on Friday, October 28, 2005, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with revenues of $4.5 billion through the first nine months of 2005. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company will change its name to Ryerson Inc. and adopt the ticker symbol ‘RYI’.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; expense control and inflationary pressures; ability to maintain or increase market share and gross profits; inventory management; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	2005		2004	First Nine Months Ended September 30
	Third Quarter	Second Quarter	Third Quarter	2005	2004
NET SALES	$1,416,432	$1,520,273	$898,725	$4,476,679	$2,398,276
Cost of materials sold	1,177,389	1,264,128	747,410	3,712,692	1,961,539

Gross profit	239,043	256,145	151,315	763,987	436,737
Warehousing and delivery	101,733	101,785	63,280	305,293	183,553
Selling, general and administrative	93,580	87,274	56,811	270,070	161,870
Restructuring and plant closure costs	318	591	2,960	3,303	3,553
Pension curtailment gain	(21,013)	—	—	(21,013)	—
Gain on sale of assets	(6,621)	—	(2,298)	(6,621)	(4,645)

OPERATING PROFIT	71,046	66,495	30,562	212,955	92,406
Other revenue and expense, net	1,494	437	29	3,149	98
Interest and other expense on debt	(19,901)	(20,628)	(5,983)	(59,929)	(16,034)

INCOME BEFORE INCOME TAXES	52,639	46,304	24,608	156,175	76,470
Provision for income taxes	18,760	19,694	9,425	60,308	29,288

INCOME FROM CONTINUING OPERATIONS	33,879	26,610	15,183	95,867	47,182
Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	—	—	2,251	—	3,494

NET INCOME	33,879	26,610	17,434	95,867	50,676
Dividends on preferred stock	48	48	48	144	144

NET INCOME APPLICABLE TO COMMON STOCK	$33,831	$26,562	$17,386	$95,723	$50,532

INCOME PER SHARE OF COMMON STOCK
Basic:
Income from continuing operations	$1.34	$1.06	$0.61	$3.80	$1.89
Inland Steel Company—adjustment to gain on sale	—	—	0.09	—	0.14

Basic earnings per share	$1.34	$1.06	$0.70	$3.80	$2.03

Diluted:
Income from continuing operations	$1.30	$1.03	$0.59	$3.70	$1.83
Inland Steel Company—adjustment to gain on sale	—	—	0.09	—	0.14

Diluted earnings per share	$1.30	$1.03	$0.68	$3.70	$1.97

Average shares of common stock—diluted	26,099	25,831	25,746	25,897	25,694
Supplemental Data:
Tons shipped (000)	883	904	710	2,679	2,125
Average selling price/ton	$1,603	$1,682	$1,266	$1,671	$1,129
Gross profit/ton	$270	$284	$213	$285	$205
Operating expenses/ton	190	210	170	206	162
Operating profit/ton	80	74	43	79	43
Depreciation expense	8,967	9,092	5,716	27,404	16,284

(Dollars in Millions)
	9/30/2005	6/30/2005	3/31/2005	12/31/2004
Cash and cash equivalents	$33.1	$25.5	$23.7	$18.4
Accounts receivable	724.4	758.6	798.1	465.4
Inventory at LIFO value	898.7	1,038.8	1,085.4	601.0
Addback: LIFO reserve	270.0	311.0	331.2	335.2

Current value of inventory	1,168.7	1,349.8	1,416.6	936.2
Net property, plant and equipment	402.7	413.1	416.1	239.3
Net deferred tax asset	131.3	156.9	152.8	161.7
Total assets	2,357.3	2,531.9	2,622.8	1,532.3
Accounts payable	273.1	310.9	358.5	222.3
Long-term debt (including due within one year)	1,082.7	1,249.7	1,325.3	526.2
Stockholders’ equity	531.5	492.1	466.9	432.8

	2005
	Third Quarter	Second Quarter	First Quarter
Cash flow from operations	$177.3	$84.8	$(134.9)
Capital expenditures	(10.2)	(7.2)	(6.9)

Integris Metals 2004 Quarterly Data (unaudited)

(Dollars and Tons in Thousands)

	2004				First Nine Months Ended September 30, 2004
	Q1	Q2	Q3	Q4
Net sales	$473,713	$495,769	$521,998	$512,201	$1,491,480
Gross profit	92,532	90,385	94,595	88,275	277,512
Operating profit	29,119	27,767	24,664	21,794	81,550
Tons shipped	182	173	174	162	529

Ryerson Tull pro forma 2004 Quarterly Data including the acquisitions of Integris Metals and J&F Steel and the issuances of $175 million Convertible Senior Notes due 2024 and $150 million Senior Notes due 2011, as if all occurred at January 1, 2004 (unaudited)

(Dollars and Tons in Thousands)
	Pro forma 2004				First Nine Months Ended September 30, 2004
	Q1	Q2	Q3	Q4
Net sales	$1,218,082	$1,338,811	$1,436,238	$1,415,883	$3,993,131
Gross profit	233,823	246,107	239,198	223,937	719,128
Operating profit	55,612	71,174	56,317	26,696	183,103
Tons shipped	981	933	903	859	2,817

(Dollars in Millions)	Pro forma 12/31/2004
Cash and cash equivalents	$22.6
Accounts receivable	706.9
Inventory at LIFO value	1,001.7
Addback: LIFO reserve	335.2

Current value of inventory	1,336.9
Net property, plant and equipment	394.5
Net deferred tax asset	184.8
Accounts payable	316.3
Long-term debt (including due within one year)	1,184.8
Stockholders’ equity	432.8